UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2018 (May 31, 2018)

SIRIUS XM HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34295	38-3916511
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1290 Avenue of the Americas, 11th Fl., New York, NY	10104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100
 Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2018, our subsidiary, Sirius XM Radio Inc., entered into a new employment agreement with Dara F. Altman, and on June 1, 2018, Sirius XM Radio Inc. entered into a new employment agreement with David J. Frear (the “Employment Agreements”). Ms. Altman’s Employment Agreement provides for her continued service as our Executive Vice President and Chief Administrative Officer and Mr. Frear’s Employment Agreement provides for his continued service as our Senior Executive Vice President and Chief Financial Officer, in each case through May 31, 2021. Each Employment Agreement is substantially similar to the executive’s existing employment agreement, other than with respect to certain economic changes described below.

Ms. Altman’s Employment Agreement specifies an annual base salary of $625,000, and Mr. Frear’s Employment Agreement specifies an annual base salary of $1,400,000. The Employment Agreements also provide each executive with an opportunity to earn an annual bonus in an amount determined based on the achievement of performance goals. The Employment Agreements do not provide for a specified annual bonus target opportunity.

The Employment Agreements provide, in the case of certain qualifying terminations of employment, for a lump sum severance payment in an amount equal to the executive’s annual base salary plus the last annual bonus paid (or due and payable) to the executive, as well as continued health insurance benefits for eighteen months and continued life insurance benefits for twelve months. In addition, Ms. Altman is entitled to continued access to our health insurance benefits, at her expense, for an additional eighteen months. Our obligation to pay severance is subject to the executive’s execution of an effective release of claims against us.

We granted Ms. Altman an option to purchase 962,806 shares of our common stock, as well as 190,141 time-based restricted stock units and 380,282 performance-based restricted stock units. The option granted to Ms. Altman has an exercise price equal to $7.10 per share. We granted Mr. Frear an option to purchase 2,238,802 shares of our common stock, as well as 424,328 time-based restricted stock units and 848,656 performance-based restricted stock units. The option granted to Mr. Frear has an exercise price equal to $7.07 per share. Each option and time-based restricted stock unit award vests in equal annual amounts over three years. Each performance-based restricted stock unit award vests based upon the achievement of applicable performance conditions, subject to continued employment for three years. Each of these awards is subject to acceleration or termination under certain circumstances.

The Employment Agreements also contain other provisions consistent with the existing employment agreements, including confidentiality and non-competition restrictions, as well as a compensation clawback to the extent required by applicable law, regulations or stock exchange listing requirement, or any company policy adopted pursuant thereto.

The foregoing descriptions are qualified in their entirety by the Employment Agreements attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K.

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 5, 2018, we held our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). At the 2018 Annual Meeting, stockholders voted on the matters disclosed in our definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 23, 2018 in connection with the 2018 Annual Meeting. The final voting results for the matters submitted to a vote of stockholders are as follows:

Item 1 - Election of Directors

At the annual meeting, the holders of our common stock elected the persons listed below as directors.

	Votes Cast For	Votes Withheld	Broker Non-Votes
Joan L. Amble	3,658,216,619	6,233,461	672,803,454
George W. Bodenheimer	3,652,937,508	11,512,572	672,803,454
Mark D. Carleton	3,475,718,414	188,731,666	672,803,454
Eddy W. Hartenstein	3,656,273,152	8,176,928	672,803,454
James P. Holden	3,646,853,088	17,596,992	672,803,454
Gregory B. Maffei	3,456,193,795	208,256,285	672,803,454
Evan D. Malone	3,636,113,080	28,337,000	672,803,454
James E. Meyer	3,650,879,079	13,571,001	672,803,454
James F. Mooney	3,642,653,217	21,796,863	672,803,454
Michael Rapino	3,661,460,485	2,989,595	672,803,454
Carl E. Vogel	3,602,510,133	61,939,947	672,803,454
David M. Zaslav	3,478,976,601	185,473,479	672,803,454

Item 2 - Ratification of Appointment of KPMG LLP as Our Independent Registered Public Accountants for 2018

The holders of our common stock ratified the appointment of KPMG LLP as our independent registered public accountants for 2018.

Votes Cast For	Votes Withheld	Broker Non-Votes
4,311,064,556	19,885,071	6,303,907

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated as of May 31, 2018, between Sirius XM Radio Inc. and Dara F. Altman
10.2	Employment Agreement, dated as of June 1, 2018, between Sirius XM Radio Inc. and David J. Frear

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: June 5, 2018